Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-215968, 333-224368, 333-236405, 333-254847, 333-263978, 333-270960, 333-278272, 333-286143 and 333-292257) on Form S-8, (333-275099, 333-277059, 333-286869 and 333-288592) on Form S-3, and (No. 333-230779, 333-281448, 333-281847 and 333-290283) on Form S-1 of BioCardia, Inc. of our report dated March 24, 2026, with respect to the consolidated balance sheets of BioCardia, Inc. as of December 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2025 and 2024, and the related notes, which report appears in the December 31, 2025 annual report on Form 10-K of BioCardia, Inc.

/s/PKF San Diego, LLP

San Diego, California

March 24, 2026